Exhibit 107

Calculation of Filing Fee Tables

424(b)(7)

(Form Type)

Cushman & Wakefield plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)

Fees to Be Paid	Equity	Ordinary Shares, nominal value $0.10 per share	Rule 457(c) and Rule 457(r)	26,513,041	$11.28	$299,067,102.48	0.00014760	$44,142.31

	Total Offering Amounts					$299,067,102.48

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$44,142.31

(1)

Estimated solely for purposes of calculating the amount of the registration fee. In accordance with Rule 457(c) and Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”), the price shown is the average of the high and low selling prices of the ordinary shares on May 15, 2024, as reported on the New York Stock Exchange.

(2)

Represents deferred payment of the registration fees (in reliance upon Rules 456(b) and 457(r) of the Securities Act) in connection with the registrant’s Registration Statement on Form S-3 (Registration No. 333-279526) being paid herewith.